Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-46062) pertaining to the MBIA Inc. 401(k) Plan of our report dated June 26, 2007, with respect to the financial statements and schedule of the MBIA Inc. 401(k) Plan included in the Annual Report (From 11-K) for the year ended December 31, 2006.

/s/ Salibello & Broder LLP

New York, NY

June 26, 2007